Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of LECG Corporation dated March 22, 2004 (which report expressed an unqualified opinion and contained an explanatory paragraph related to the adoption of a new accounting standard), appearing in the annual report on Form 10-K of LECG Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

San Francisco, California
February 16, 2005